Exhibit 99.1

ShopKo President and CEO William Podany Resigns

Board Member Jeffrey Girard Named Vice Chairman, Finance and Administration
Girard to Serve as Interim CEO

Company Reaffirms Previously Issued Earnings Guidance

GREEN BAY, Wis., April 9 /PRNewswire-FirstCall/ -- ShopKo Stores, Inc. (NYSE: SKO) today announced today that its board of directors has accepted the resignation of William J. Podany as president and chief executive officer, and director, for personal reasons.

Board member Jeffrey C. Girard has been named interim chief executive officer and has also accepted the permanent position of vice chairman, finance and administration. Jack W. Eugster, who will remain chairman of the board, said the board will commence a search for a new chief executive officer as soon as possible.

"Over the last seven-and-a-half years Bill Podany has provided solid merchandising leadership to the ShopKo organization. We are grateful for his many contributions and wish him well in his new pursuits," said Eugster.

"Throughout the past 18 months, the board has been actively involved in helping ShopKo's strong management team set clear direction and improve company performance. The company's three key goals - reduce debt, improve return on assets and establish a profitable, growth-oriented model at Pamida - are beginning to take hold, evidenced by the $203 million of debt reduction realized in fiscal 2001. The board believes this is an appropriate time to seek the leadership ShopKo will need to pursue its next stage of growth," Eugster said.

"Naming Jeff Girard as vice chairman, finance and administration is the first step in that process," Eugster continued. "Jeff is a very experienced executive with success as a senior officer at Supervalu and Supermarkets General. We are very pleased to have him join ShopKo and also agree to be interim chief executive officer."

"As we seek a new chief executive officer, we want to confirm what will not be changing at ShopKo," Eugster said. "Our very capable, highly experienced management team remains in place."

Girard said, "The ShopKo management team is channeling its efforts toward the three key goals to strengthen the company. I support those directions and will work with the management team to ensure its success and continue to build shareholder value."

Conference Call Information

ShopKo Stores, Inc., executives will discuss this announcement and provide a brief financial overview in a conference call that will be broadcast live over the Internet on Tuesday, April 9, 2002, at 10:00 Central Daylight Time. The call may be accessed on the Internet at http://www.shopko.com or by calling 800-860-2442. The call will be archived for seven days at http://www.shopko.com.

About Jeffrey C. Girard

Jeffrey C. Girard, 54, has been a director of the company since October 1991. He has been involved in retailing since 1973, including senior positions with two Fortune 500 retailers: Supervalu Inc. and Supermarkets General Corporation. Girard was senior vice president, executive vice president and chief financial officer at Minneapolis-based Supervalu Inc., a major grocery retailer and food distributor, from 1990 to 1997.

From 1973 to 1990, Girard held several management positions at New Jersey-based Supermarkets General Corporation, an operator of supermarkets, free-standing drug stores, department and junior department stores and do-it-yourself home centers. He served as the company's treasurer from 1980 to 1990, senior vice president and chief financial officer from 1987 to 1989, and executive president, chief financial officer and chief administrative officer from 1989 to 1990.

Girard was an adjunct professor of finance at the University of Minnesota's Carlson School of Management from 1997 to 1999, during which time he founded Girard Financial Consulting, an Eden Prairie, Minnesota-based consultancy on corporate strategy and financing.

Girard earned a bachelor's degree in economics from Michigan State University and a master's degree in business administration (finance and marketing) from Columbia University Graduate School of Business.

About Jack W. Eugster

Jack W. Eugster, 56, has been a director of the company since 1991. He served as chairman, president and chief executive officer of Musicland Stores Corporation (and its predecessors), a retail music and home video company, from 1980 until he retired in January 2001. Eugster is also a director of Donaldson Company and Best Buy Company, Inc. Additionally, he is a past chairman of The Country Music Association and past president of the National Association of Recording Merchandisers and The Minnesota Business Partnership. Eugster earned a bachelor's degree in chemistry from Carleton College and a master's degree in business administration from The Stanford University Graduate School of Business.

About ShopKo Stores, Inc.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 366 retail stores in 23 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 141 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 225 Pamida discount stores in smaller, rural communities. For more information about ShopKo or Pamida, visit the company's website at www.shopko.com.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding expected performance. Such statements are subject to important factors, which could cause ShopKo's actual results to differ materially from those, anticipated by the forward-looking statements. These factors include: 1) the duration and severity of the current economic slowdown, and the continuing impact of terrorist attacks and continued hostilities, or other similar or related events, and 2) those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings; and such factors as incorporated by reference.